EXHIBIT 10.29

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of October 5, 2005 (the “Effective Date”), by and between James F. Voelker (the “Employee”) and InfoSpace, Inc. (the “Company”). This Agreement serves as a renewal of the employment agreement entered into between Employee and the Company dated December 21, 2002 and replaces and supersedes any prior employment agreements that Employee may have entered into with the Company prior to the Effective Date.

In consideration of the mutual covenants herein contained, the continuing employment of the Employee by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Duties and Scope of Employment. The Company shall employ Employee in the position of Chief Executive Officer. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). Only the Board shall have the right to revise such responsibilities from time to time, as the Board deems necessary or appropriate. The Compensation Committee shall have the right to revise Employee’s compensation as provided for in Section 5 below, consistent with the provisions of this Agreement.

2. Obligations. While employed hereunder, Employee will perform his duties faithfully and to the best of his ability. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Employee may engage in non-competitive business or charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company. Outside board seats shall be subject to the prior approval of the Board.

3. Board Membership. While employed hereunder, Employee will serve as a member and Chairman of the Board, subject to any required Board and/or stockholder approval.

4. Employment Term. Employee’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier as provided in Section 6 hereof, until December 31, 2008 (the “Employment Term”); provided, however, that the Employment Term may be extended by mutual agreement of the Company and Employee on such terms as they may agree upon in writing. At least ninety (90) days prior to the end of the Employment Term, the Company shall notify the Employee as to whether or not the Company chooses to extend the Employment Term. If the Company chooses not to extend the Employment Term, following such notification by the Company and upon the Employment Term’s expiration, the Employee shall become an “at-will” employee of the Company. If the Employee terminates his employment while an at-will employee following the Employment Term’s expiration, and signs and does not revoke a Release, then, subject to Employee’s compliance with Section 9, the Employee shall be entitled to receive the following benefits:

(a) Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

(b) The same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment; provided, however, that (a) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (b) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the termination date.

(c) One hundred percent (100%) of the Employee’s then unvested stock options shall immediately vest and become exercisable and Employee shall have twelve (12) months following the Termination Date to exercise such vested shares; provided, however, that in the event of a conflict between the terms and conditions of any such stock option agreement and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in any such stock option agreement shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern; provided further, however, that notwithstanding the foregoing in no event shall the extended twelve (12) month exercise period specified in this Section 4(c) modify or extend the Expiration Date of any stock option as set forth in such stock option agreement.

5. Compensation and Benefits.

(a) Base Compensation. The Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $400,000. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The base salary shall be subject to annual review by the Compensation Committee of the Board but in no event shall be less than $400,000.

(b) Incentive Bonus. In addition to the base salary, Employee may receive a performance bonus during each year of employment with the Company under this Agreement equal to an amount to be determined by the Compensation Committee of the Board. The amount of such annual performance bonus shall not be less than fifty percent (50%) of Employee’s then current base salary for the applicable fiscal year. Such performance bonus, if any, shall be based upon performance objectives to be mutually determined by the Compensation Committee of the Board and the Employee.

(c) Benefits. Employee shall be eligible to participate in the employee benefit plans which are available or which become available to other employees of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans available to senior executives of the Company from time to time. Employee will also be entitled to paid vacation in accordance with the Company’s vacation policy for senior executives. The Company reserves the right to change or terminate its employee benefit plans and programs at any time. Employee shall be entitled to business or first class air travel on any business travel outside of North America.

(d) Expenses. The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(e) Stock Options. As of January 3, 2006, Employee will be granted a non-qualified stock option to purchase 450,000 shares of the Company’s common stock at an exercise price equal to the per share equivalent of the fair market value of the Company’s common stock on the date of grant as determined by the closing price of the Company’s common stock on NASDAQ NMS on the date of grant, or, if there is no such reported price on the date of grant, the closing price on the trading day on NASDAQ NMS first preceding the date of grant (the “Option”). Subject to the accelerated vesting provisions set forth herein, 1/36 of the shares subject to the Option shall vest monthly beginning one month after the Effective Date subject to Employee signing this Agreement prior to January 1, 2006 and subject to Employee’s continued full-time employment by the Company on the relevant vesting dates.

The Option will be subject to the terms and conditions of the Company’s Restated 1996 Flexible Stock Incentive Plan (the “Option Plan”) and the applicable stock option agreement by and between Employee and the Company (the “Option Agreement”), which documents are incorporated herein by reference; provided, however, that to the extent the Option Agreement is inconsistent with this Agreement, this Agreement shall control.

6. Termination of Employment.

(a) Termination by Company for Cause; Voluntary Termination. In the event Employee’s employment with the Company is terminated for “Cause” (as defined herein) by the Company or voluntarily by Employee (i) the Company shall pay Employee any unpaid base salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay Employee all of Employee’s accrued and unused vacation, if any, through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by applicable law. Employee shall retain all options that are vested as of the Termination Date and such options may be exercised in accordance with the provisions of the Option Plan and the Option Agreement(s). All unvested options will be immediately forfeited as of the Termination Date.

(b) Termination by Company without Cause. The Company may terminate Employee’s employment without Cause upon thirty (30) days written notice to Employee. If Employee’s employment with the Company terminates other than voluntarily or for Cause, and Employee signs and does not revoke a Release, then, subject to Employee’s compliance with Section 9, Employee shall be entitled to:

(i) Receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary and 100% of his annual bonus rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

(ii) The same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment; provided, however, that (a) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (b) Employee elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage (on the same basis as when he was an active employee) until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the Termination Date.

(iii) Fifty percent (50%) of the Employee’s then unvested stock options shall immediately vest and become exercisable and Employee shall have twelve (12) months following the Termination Date to exercise such vested shares; provided, however, that in the event of a conflict between the terms and conditions of any such stock option agreement and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in any such stock option agreement shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern; provided further, however, that notwithstanding the foregoing in no event shall the extended twelve (12) month exercise period specified in this Section 6(b)(iii) modify or extend the Expiration Date of any stock option as set forth in the applicable stock option agreement.

Notwithstanding the provisions of this Section 6, during the first six (6) months after termination, Employee’s severance benefits will accrue and be paid in a lump sum payment in the seventh month after termination with Employee receiving monthly payments thereafter for the remaining severance benefits, unless the Company reasonably determines that under Internal Revenue Service guidance, the tax under Internal Revenue Code Section 409A does not apply to such payments.

(c) Death. In the event of Employee’s death while employed hereunder, one hundred percent (100%) of Employee’s then unvested stock options shall immediately vest and become exercisable and Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will (i) receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to Employee’s base salary for a period of ninety (90) days from Employee’s death, to be paid periodically in accordance with the Company’s normal payroll policies, (ii) receive Company-paid COBRA benefits as specified in Section 6(b)(ii) above for ninety (90) days from Employee’s death, and (iii) have the right to exercise the vested shares subject to Employee’s stock options for two (2) years following Employee’s death; provided, however, that notwithstanding the foregoing in no event shall the extended two year exercise period specified in Section 6(c)(iii) modify or extend the Expiration Date of any stock option as set forth in the applicable stock option agreement.

(d) Disability. In the event of Employee’s termination of employment with the Company due to “Disability” (as defined herein) any unvested portion of the Option shall immediately vest and become exercisable and Employee shall be entitled to continuing payments of base salary (less applicable withholding taxes) until Employee is eligible for long-term disability payments under the Company’s group disability policy; provided, however, that in no event shall such period of continued base salary exceed 180 days following termination.

(e) Termination by Employee for Good Reason. If Employee terminates employment with the Company for “Good Reason” (as defined herein) within ninety (90) days following a Good Reason event, and Employee signs and does not revoke a Release, then, subject to Employee’s compliance with Section 9, Employee shall be entitled to the same benefits that he would receive in Section 6(b) above, unless such termination by the Employee occurs under the Change of Control circumstances described in Section 7, in which case Employee shall be entitled to the benefits described in such Section 7.

7. Change of Control Benefits. If Employee (i) is terminated other than for Cause by the Company within ninety (90) days prior to a “Change of Control” (as defined herein) or in connection with a Change of Control or (ii) is terminated other than for Cause by the Company (or its successor corporation) or resigns for Good Reason within eighteen (18) months following a Change of Control, and Employee signs and does not revoke a Release, then, subject to Employee’s compliance with Section 9, Employee shall be entitled to the following benefits:

(a) Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

(b) Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to 100% of his annual bonus rate (but in no event less than $100,000), as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

(c) The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment; provided, however that (a) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (b) Employee elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with Company-paid health coverage (on the same basis as when he was an active employee) until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA or (ii) twelve (12) months from the termination date.

(d) One hundred percent (100%) of the Employee’s then unvested stock options shall immediately vest and become exercisable and Employee shall have twelve (12) months following the Termination Date to exercise such vested shares; provided, however, that in the event of a conflict between the terms and conditions of any such stock option agreement and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in any such stock option agreement shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern; provided further, however, that notwithstanding the foregoing in no event shall the extended twelve (12) month exercise period specified in this Section 7(d) modify or extend the Expiration Date of any stock option as set forth in the applicable stock option agreement

If Employee remains employed by the Company or its successor for twelve (12) months following a Change in Control, and Employee, if applicable, signs and does not revoke a Release, then, subject to Employee’s compliance with Section 9, one hundred percent (100%) of Employee’s then unvested stock options shall immediately vest and become exercisable.

Notwithstanding the provisions of this Section 7, during the first six (6) months after termination, Employee’s severance benefits will accrue and be paid in a lump sum payment in the seventh month after termination with Employee receiving monthly payments thereafter for the remaining severance benefits, unless the Company reasonably determines that under Internal Revenue Service guidance, the tax under Internal Revenue Code Section 409A does not apply to such payments.

Notwithstanding the foregoing, in the event that the benefits provided for in this Section 7 (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits otherwise payable under this Section 7 shall be reduced by the minimum extent necessary such that no portion of such benefits would be subject to the Excise Tax. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8. No Impediment to Agreement. Employee hereby represents to the Company that Employee is not, as of the date hereof, and will not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment.

9. Confidentiality, Non-Competition and Non-Solicitation. Employee agrees, as a condition to this Agreement becoming effective, to execute the Company’s current standard form of Employee Non-Disclosure, Invention Release and Non-Competition Agreement attached hereto as Exhibit A; provided, however, to the extent there is any inconsistency between such standard form agreement and this Agreement, this Agreement shall control.

10. Arbitration. Employee agrees, as a condition to this Agreement becoming effective, to execute the Company’s current standard form Arbitration Agreement, as amended, attached hereto as Exhibit B.

11. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as any of the following: (i) fraud, illegal conduct, misappropriation or embezzlement on the part of Employee which results in material loss, damage or injury to the Company, (ii) a material breach of this Agreement (including any documents incorporated herein by reference) by Employee, (iii) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, or (iv) conduct by Employee which constitutes willful, wanton or grossly negligent neglect of duties. Conduct will not be willful or grossly negligent if done, or not done, by Employee in good faith and with reasonable belief that action or omission was in the best interest of the Company. Any termination for “Cause” hereunder must be determined by two-thirds (2/3rd) vote of the Board, with Employee first having been given specific written explanation of the basis for the “Cause” determination and an opportunity to appear before the Board prior to final Board action.

(b) Change of Control. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors.

(c) Disability. For purposes of this Agreement, “Disability” is defined as Employee’s inability to perform his employment duties to the Company hereunder for 180 days (in the aggregate) in any one-year period as determined by an independent physician selected by the Company.

(d) Good Reason. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following: (i) a relocation of Company headquarters outside of the Seattle/Bellevue metropolitan area; (ii) a material breach of this Agreement by the Company; (iii) Employee is removed from or not re-elected to the Board; (iv) Employee has a material reduction in position, status, duties or responsibilities, or is assigned duties materially inconsistent with his position (except as a result of Company being acquired and made part of a larger entity so long as Employee shall continue to serve in the same position of an independent subsidiary or separate defined business unit containing the Company’s business following a “Change of Control” (as defined herein)); or (v) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors.

(e) Release. For purposes of this Agreement, “Release” is defined as a release in a form substantially equivalent to that attached as Exhibit C. Employee agrees that the Company has the right to make such further changes in the release as the Company determines are necessary or appropriate to make the release enforceable against the Employee in light of changes in applicable law.

12. Successors; Personal Services. The services and duties to be performed by the Employee hereunder are personal and may not be assigned or delegated. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee, the Employee’s heirs and representatives.

13. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing, with a copy to Employee’s counsel as designated by Employee whose address is provided below. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

14. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement, the Option Plan, the Option Agreement, the Company’s Employee Non-Disclosure, Invention Release and Non-Competition Agreement dated of even date herewith, and the Arbitration Agreement dated of even date herewith shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. Notwithstanding the foregoing, in the event of a conflict between the terms and conditions of the Option Plan and this Agreement, the terms and conditions of the Option Plan shall prevail.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation)

bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j) Attorney Fees. The Company agrees to directly pay Employee’s reasonable legal fees associated with entering into this Agreement up to $7,500 upon receiving invoices for such services.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INFOSPACE, INC.

/s/ David E. Rostov
By David E. Rostov
Chief Financial Officer
Title
EMPLOYEE:

/s/ James F. Voelker
James F. Voelker

Employee’s Counsel: Robert Blackstone Davis Wright Tremaine, LLP 2600 Century Square 1501 Fourth Avenue Seattle, WA 98101-1688

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT